Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-190381) of EVERTEC, Inc. of our report dated March 2, 2015, except for the effects of the restatement discussed in Note 1 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2015 annual report on Form 10-K and the effect of the restatement discussed in Note 1 (not presented herein) to the financial statement schedule appearing under Item 15 (a) (2) of the Company’s 2015 annual report on Form 10-K, as to which the date is May 26, 2016, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

February 24, 2017